FS Investment Corporation 8-K

Exhibit 10.2

SUPPLEMENTAL INDENTURE NO. 1, dated as of February 15, 2012 (this “Supplemental Indenture”), between Locust Street Funding LLC, a Delaware limited liability company (the “Issuer”), and Citibank, N.A., a national banking association, organized and existing under the laws of United States of America, as trustee (the “Trustee”), to the Indenture, dated as of July 21, 2011, between the Issuer and the Trustee (as amended, supplemented and modified from time to time, the “Indenture”).

WHEREAS, pursuant to Article VIII of the Indenture and subject to certain conditions stated therein, the Issuer and the Trustee may enter into a supplemental indenture in order to amend the Indenture;

WHEREAS, the Issuer desires to enter into this Supplemental Indenture to effect certain amendments, as set forth herein;

WHEREAS, with the consent of not less than a Majority of the Controlling Class, the Issuer and the Trustee at any time and from time to time may enter into one or more supplemental indentures for the purpose of amending, modifying or waiving any provision of the Indenture;

WHEREAS, all the other requirements set forth in Article VIII of the Indenture with respect to the execution of this Supplemental Indenture have been satisfied or waived; and

WHEREAS, the Issuer desires to amend the Indenture in accordance with the terms and conditions set forth below.

NOW THEREFORE, in consideration of the foregoing premises, the parties mutually agree as follows for the benefit of each other and for the benefit of the Noteholders:

PART I

Definitions

PART 1.1.   Defined Terms.  Terms for which meanings are provided in the Indenture are, unless otherwise defined herein or the context otherwise requires, used in this Supplemental Indenture with such meanings.

PART II

Amendments to Indenture

PART 2.1.   Amendments to Section 1.1.

(a)           The definition of “Aggregate Principal Amount” contained in Section 1.1 of the Indenture is hereby amended by adding before the period at the end of the definition the following:

“; provided, that for purposes of calculating Concentration Limitations for compliance with clauses (iv) and (v) of the definition of Concentration Limitations, the Aggregate Principal Amount shall be deemed to be $600,000,000”

(b)           A new defined term, “Amendment Date” as set forth below, is added to Section 1.1 of the Indenture in alphabetical order:

“Amendment Date”:  February 15, 2012.

(c)           The definition of “Class A Maximum Principal Amount” contained in Section 1.1 of the Indenture is hereby amended by replacing the number “$420,000,000” with the following:

“From the Closing Date to the Amendment Date, $420,000,000, and from and after the Amendment Date, $560,000,000”.

(d)           The definition of “Deposit” contained in Section 1.1 of the Indenture is hereby deleted and replaced with the following:

“Deposit:  Any Cash deposited with the Trustee by the Issuer on or before the Closing Date and on the Amendment Date, as applicable, for inclusion as Collateral and deposited by the Trustee in the Principal Collection Account on the Closing Date or on the Amendment Date, as applicable.”

PART 2.2.   Amendment to Section 2.3.  Section 2.3 of the Indenture is hereby amended by replacing the number “$420,000,000” in the first and second paragraphs with the number “$560,000,000”.

PART 2.3.   Amendment to Section 2.13.  Section 2.13 of the Indenture is hereby deleted and replaced with the following:

“Section 2.13    Increases on the Class A Notes.

(a)           The Class A Notes will be issued on the Closing Date in initial aggregate principal amounts equal to the Class A Initial Principal Amount and may be increased from time to time up to the Class A Maximum Principal Amount subject to the terms and conditions herein.  The Registrar will make a record of any such increase in principal amount of the Class A Notes in the Register.

(b)           After the Closing Date and up to and including the Payment Date occurring in July 2012, the aggregate outstanding principal amount of the Class A Notes may be increased up to the applicable Class A Maximum Principal Amount (each such increase referred to as an “Increase”), in connection with the acquisition of Collateral Obligations permitted to be acquired hereunder or to be retained by the Issuer in anticipation of such acquisition; provided that an Issuer Order from the Collateral Manager substantially in the form of Exhibit G (an “Increase Request”) is delivered by, or on behalf of, the Issuer and received by the Trustee.

(c)           The aggregate outstanding principal amount of the Class A Notes may be increased on any Business Day pursuant to subsection (b) above, only upon satisfaction of each of the following conditions with respect to each proposed Increase:

(i)           The aggregate outstanding principal amount of the Rule 144A Global Class A Notes may be increased no more than six times during the period from and excluding the Closing Date to and excluding the Amendment Date.  The aggregate outstanding principal amount of the Rule 144A Global Class A Notes shall be increased in any number of times on or after the Amendment Date; provided, that the aggregate principal amount of all Increases during the period from the Amendment Date through the Payment Date occurring in April 2012 shall not, in the aggregate, be less than $70,000,000.

(ii)           The aggregate principal amount of any Increase on or prior to the Effective Date shall be in a minimum amount of $40,000,000 (and in integral multiple of $50,000 in excess thereof), unless the remaining aggregate principal amount of the Class A Notes available for an Increase is less than such minimum amount, then in the entire available amount of the Class A Notes.

(iii)           No Event of Default has occurred and is continuing.

(iv)           After giving effect to such Increase, the principal amount of each Class A Note shall not exceed the Class A Maximum Principal Amount.

(v)           The Trustee shall have received an Increase Request substantially in the form of Exhibit G (i) specifying the aggregate principal amount of the Increase to be applied to each Class A Note and the effective date of such Increase and (ii) certifying that all conditions precedent to such Increase on such Business Day have been satisfied.

(vi)           The prior written consent of the Majority of the Controlling Class with respect to such Increase has been provided to the Issuer.

(vii)           Notwithstanding anything herein to the contrary, if on the Payment Date occurring in July 2012 the aggregate outstanding principal amount of the Class A Notes is less than the Class A Maximum Principal Amount of the Class A Notes, the Issuer (or the Collateral Manager on behalf of the Issuer) shall request from the respective Holders of the Class A Notes an Increase in an amount equal to such remaining principal amount of the Class A Notes and thereafter, no further Increases shall be made hereunder.

(d)           Upon receipt of the cash proceeds of such Increase by or on behalf of the Issuer, the Trustee shall deposit such proceeds in the Principal Collection Account and shall instruct the Registrar to make appropriate notations on the Register or on its books and records of the amount of such adjustment to the outstanding principal amounts of each of the Class A Notes as specified in the Increase Request delivered to the Trustee in connection with an Increase, and the Issuer hereby authorizes the Trustee to make such notations on the Register and on its books and records as aforesaid.  Further, in accordance with DTC's procedures, the Trustee, as Registrar, will credit or cause to be credited to the account of the relevant Holder a principal amount of such Class A Note equal to such Increase.

(e)           Notwithstanding the foregoing, or any other provision of this Indenture (including without limitation Article XI), the Issuer, at the option of the Equity Owner, shall have the right to direct the Trustee (such direction to be given no later than the Business Day immediately following the receipt of the cash proceeds of the Increase) to make a cash distribution from the cash proceeds of such Increase to the Equity Owner but only if, and only to the extent that, after giving effect to such cash distribution, the Aggregate Principal Amount of the Collateral minus the Aggregate Outstanding Amount of the Class A Notes shall not fall below $240,000,000.”

PART 2.4.   Amendment to Section 3.2(c).  Section 3.2(c) of the Indenture is hereby amended by adding the following sentence to the end of clause (i):

“On or prior to the date of the first Increase on or after the Amendment Date, the Issuer shall deliver cash in an amount of $60,000,000 to the Trustee for deposit in the Principal Collection Account; provided that the Issuer, at the option of the Equity Owner, may deliver to the Trustee, in lieu of cash, Collateral Obligations in an Aggregate Principal Amount of not less than $60,000,000 and subject to the prior written consent of the Majority of the Controlling Class with respect to each of such Collateral Obligation.”

PART 2.5.   Amendment to Section 3.14.  Section 3.14 of the Indenture is hereby amended by replacing clauses (a) and (b) with the following:

“(a)           Investment of Deposit or Increases in Collateral Obligations.  The Collateral Manager on behalf of the Issuer shall seek to invest the Deposit and Increases, as applicable, in Collateral Obligations in accordance with the provisions hereof.  Subject to the provisions of this Section 3.4, all or any portion of the Deposit or Increase may be applied prior to the end of the Reinvestment Period to purchase a Collateral Obligation or one or more Eligible Investments for inclusion in the Collateral upon receipt by the Trustee of an Issuer Order with respect thereto directing the Trustee to pay out the amount specified therein against delivery of the Collateral Obligations or Eligible Investments specified therein.

(b)           Investment of Deposit or Increases in Eligible Investments.  Any portion of the Deposit or any Increase that is not invested in Collateral Obligations at 3:00 p.m., New York City time, on any Business Day during the Reinvestment Period shall, on the next succeeding Business Day or as soon as practicable thereafter, be invested in Eligible Investments as directed by the Collateral Manager in writing (which may be in the form of standing instructions).”

PART 2.6.   Amendment to Section 10.3.  The first sentence of Section 10.3(b) of the Indenture is hereby amended by adding the words “, all Increases made pursuant to Section 2.13” after the words “Section 3.2(c)”.

PART III

Conditions Precedent

PART 3.1.    This Supplemental Indenture shall become effective as of the date first written above upon satisfaction of the following conditions precedent:

(a) execution and delivery of this Supplemental Indenture by the parties hereto;

(b) waiver of the fifteen (15) Business Day notice period described in Section 8.1 of the Indenture by the Noteholders and the Collateral Manager, as evidenced by their execution and delivery of their signature pages attached hereto;

(c) receipt by the Trustee of written consent to the substance of this Supplemental Indenture from a Majority of the Controlling Class as evidenced by its execution and delivery of its signature page attached hereto;

(d) delivery to and receipt by the Trustee of any Opinion of Counsel requested pursuant to Section 8.2 of the Indenture; and

(e) the cancellation of the existing Class A Note and issuance of a new Class A Note with the Class A Maximum Principal Amount as amended by this Amendment.

PART IV

Miscellaneous

PART 5.1.   Governing Law.  This Supplemental Indenture shall be construed in accordance with and governed by the laws of the State of New York applicable to agreements made and to be performed therein without regard to conflict of laws principles that would apply the law of a jurisdiction other than the laws of the State of New York.

PART 5.2.   Ratification of Indenture; Supplemental Indenture Part of Indenture.  Except as expressly supplemented hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Class A Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

PART 5.3.   Counterparts.  The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.  Delivery by facsimile or other electronic means of an executed signature page of this Supplemental Indenture shall be effective as delivery of an executed counterpart hereof.

PART 5.4.   Execution, Delivery and Validity.  The Issuer represents and warrants to the Trustee that this Supplemental Indenture has been duly and validly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against such party in accordance with its terms.

PART 5.5.   Acceptance by Trustee.  The Trustee accepts the amendment to the Indenture as set forth in this Supplemental Indenture and agrees to perform the duties of the Trustee upon the terms and conditions set forth in the Indenture, as amended and supplemented hereby.

PART 5.6.   Binding Effect.  This Supplemental Indenture shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

PART 5.7.   Concerning the Trustee.  The recitals contained in this Supplemental Indenture shall be taken as the statements of the Issuer and the Trustee assumes no responsibility for their correctness.  The Trustee makes no representation as to the validity, execution, or sufficiency of this Supplemental Indenture (except as may be made with respect to the validity of the Trustee’s obligations hereunder).  In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct of or affecting the liability of or affording protection to the Trustee.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

LOCUST STREET FUNDING LLC,
as Issuer

By:	/s/Gerald F. Stahlecker
Name:	Gerald F. Stahlecker
Title:	Executive Vice President

CITIBANK, N.A.,
as Trustee

By:	/s/Thomas J. Varcados
Name:	Thomas J. Varcados
Title:	Vice President

As consented to by:

JPMORGAN CHASE BANK, N.A.,
as Majority of the Controlling Class

By:	/s/ Louis J. Cerrotta
Name:	Louis J. Cerrotta
Title:	Executive Director

As consented to by:

FS INVESTMENT CORPORATION,
as Collateral Manager

By:	/s/ Gerald F. Stahlecker
Name:	Gerald F. Stahlecker
Title:	Executive Vice President